Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation in this Registration Statement on Form S-4 and in the related Proxy Statement/Prospectus of our reports dated February 27, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gulfmark Offshore, Inc. and subsidiaries, included in the Annual Report (Form 10-K) of Gulfmark Offshore, Inc. for the year ended December 31, 2008 as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ UHY LLP
Houston, Texas
October 21, 2009